Exhibit 99.1

Cell Therapeutics Appoints Karen Ignagni to Board of Directors

SEATTLE, February 3, 2014–Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced that Karen Ignagni has been appointed a Director of CTI, effective immediately. Ms. Ignagni currently serves as President and Chief Executive Officer of America’s Health Insurance Plans (AHIP), which is the trade association representing U.S. health plans, serving members that provide healthcare, long-term care, dental and disability benefits to more than 200 million Americans.

“We are delighted to welcome Karen Ignagni to the Board of CTI,” said James A. Bianco, M.D., President and CEO of CTI. “Karen’s leadership, deep insight and extensive health policy experience will be invaluable to CTI as we continue to evolve as a development and commercial biopharmaceutical company.”

Since joining the organization in 1993, Ms. Ignagni has won many accolades for her leadership. AHIP was formed in late 2003 as a result of a merger of the American Association of Health Plans (AAHP) and Health Insurance Association of America (HIAA). Previously, she directed the AFL-CIO’s Department of Employee Benefits. In the 1980’s, she was a professional staff member on the U.S. Senate Labor and Human Resources Committee, preceded by work at the U.S. Department of Health and Human Services. Ms. Ignagni has authored more than 90 articles on a wide range of health care policy issues, and appears regularly before congressional committees and on national newscasts. She has served on numerous boards and advisory groups, including presently the Board of the National Quality Forum, the National Advisory Committee for Altarum Institute’s Center for Sustainable Health Spending and the Healthcare Financial Management Association’s Leadership Council.

“I am pleased to join CTI’s board of directors at this important point when the company has exciting late-stage clinical development programs underway and a clear vision to improve the effectiveness and lessen the burden of patients’ cancer treatment,” said Ms. Ignagni. “I look forward to working with management and the board and contributing to the future direction of the company.”

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio and any current or potential collaborations or partnerships. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the outcome of preclinical and clinical studies, that the second Phase 3 clinical trial of pacritinib will not occur as planned, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI may experience delays in the commencement of preclinical and clinical studies, risks related to the costs of developing pacritinib and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Source: Cell Therapeutics, Inc.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctiseattle.com

Ed Bell

+1 206-282-7100

ebell@ctiseattle.com

In Europe:

CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 89659706

lvilla@cti-lifesciences.com

CTI_EUInvestors@CTI-Lifesciences.com